Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-27297

PRICING  SUPPLEMENT Number 4, Dated January 13, 1998
(To Prospectus dated August6, 1997 and
Prospectus Supplement dated November 4, 1997)

                                  $150,000,000
                                Tandy Corporation
                           Medium-Term Notes, Series B
                   Due Nine Months or More From Date of Issue

           6.42% Medium-Term Notes Due January 15, 2008 (the "Notes")

         The Notes being offered hereby are Medium-Term Notes, Series B of Tandy
Corporation (the "Company").  The description in this Pricing  Supplement of the particular  terms of the Notes offered  hereby  supplements  (and, to the extent inconsistent,  replaces) and should be read in conjunction  with the description of the general terms and provisions of the Company's Medium-Term Notes, Series B set forth in the accompanying  Prospectus,  dated August 6, 1997, and Prospectus
Supplement,  dated  November 4, 1997,  to which  descriptions  reference is made hereby.  Terms used but not defined herein have the meanings ascribed to them in the Prospectus and the Prospectus Supplement.
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         The particulars relating to the Notes offered hereby are as follows:

Purchaser:                                             Bear, Stearns & Co. Inc.

Specified Currency:                                    U. S. dollars

Aggregate Principal Amount of Notes:                   U.S. $5,000,000

Original Issue Date:                                   January 14, 1998

Price to Public:                                       100% of Aggregate Principal Amount of Notes

Purchaser's Discount Received from the Company:        0.625% of Aggregate Principal Amount of Notes

Original Issue Price (Proceeds to Company):            99.375% of Aggregate Principal Amount of Notes

Maturity Date:                                         January 15, 2008

Denomination:                                          U.S. $1,000 and integral multiples thereof

Form of Notes:                                         Book-Entry

Fixed Rate Notes:                                      Interest Rate: 6.42% per annum

                                                       Interest Payment Dates:  On April 1 and October 1
                                                       of each year and at Maturity.

                                                       Record Dates:  March 15 and September 15 of each
                                                       year

CUSIP Number:                                          87538GAV4



         The Company and the Purchaser named above have entered into a Terms Agreement for the issue and sale by the Company and the purchase by the Purchaser of the Notes, which Terms Agreement incorporates by reference the terms of the Sales Agreement, dated November 4, 1997, among the Company, the Purchaser and the other Agents (as defined therein) party thereto.